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EXHIBIT 10.3                                                     October 6, 2003

Kevin J. McGillicuddy
One FirstFed Park
Swansea, Massachusetts  02777

Dear Mr. McGillicuddy:

                  In connection with the anticipated merger (the "Merger") of FirstFed America Bancorp, Inc. (the "Company") with and into Webster Financial Corporation (the "Parent") as contemplated by the Agreement and Plan of Merger, dated as of October 6, 2003, by and between the Parent and the Company (the "Merger Agreement"), which is entered into as of today, the Company, Company Bank, the Parent and you hereby enter into this agreement (this "Agreement"). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning set forth in the Merger Agreement.

                  The parties hereto agree and acknowledge that paragraphs 1(a), 2 and 3 of this Agreement shall become immediately effective upon the execution of this Agreement; all other provisions of this Agreement shall become effective only as of the Effective Time (as defined in the Merger Agreement). In the event that the Effective Time does not occur for any reason, this Agreement shall be deemed null and void ab initio and of no force and effect, and the Employment Agreement by and among you, the Company Bank and the Company dated as of January 31, 1997 (the "Company Bank Agreement") and the Employment Agreement between you and the Company dated as of January 31, 1997 (the "Company Agreement," and together with the "Company Bank Agreement," the "Prior Agreements") shall be reinstated effective immediately.

         1.       Compensation and Benefits.

         (a) Options. Prior to December 1, 2003, you hereby agree to exercise any and all vested options for the purchase of Company stock ("Options") that you hold as of the date hereof such that all income from such exercise shall be included in your gross income for 2003. In the event that you sell the shares subject to the Options that you exercise pursuant to the preceding sentence prior to the Effective Time on the open market and the amount per share that you realize upon such sale is less than the Cash Consideration, on the Effective Date, the Company shall pay you an additional amount per share equal to the excess, if any, of the Cash Consideration over the amount realized per share for such shares on the date of disposition of such shares.

         (b) Effective Date Payment/Representation. On the Effective Date, the Parent shall pay you a lump sum payment in cash in the amount set forth on Exhibit A (the "Effective Date Payment"). For the avoidance of doubt, and notwithstanding anything

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herein to the contrary, the Effective Date Payment shall not be taken into account in computing any benefits under any plan, program or arrangement of the Parent, the Company Bank, the Company or their affiliates. You and the Company represent and warrant that all amounts set forth on Exhibit A and the back up data provided to the Parent prior to the date hereof for such amounts are true and correct and that all amounts noted as being estimates are good faith estimates. Notwithstanding anything in this Agreement or otherwise (including under the First Federal Savings Bank of America Employee Severance Compensation Plan or any other severance plan, program, practice or arrangement of the Parent, the Company Bank, the Company or any of their respective affiliates (the "Severance Plans")), in no event shall you be eligible to participate in or receive severance benefits under the Severance Plans.

         2. Termination of the Prior Agreements; Agreement to Remain Employed Through Effective Time. Except as provided in paragraph 3 of this Agreement, you hereby agree that, in consideration for entering into this Agreement, effective as of the date hereof, the Prior Agreements shall be null and void and no person or entity shall be obligated to pay to you or any person any amounts in respect of the Prior Agreements. Further, in consideration of the benefits conferred upon you and the Company pursuant to this Agreement, you hereby agree not to terminate your employment with the Company or any of its subsidiaries prior to the Effective Time, and, prior to the Effective Time, the Company agrees not to terminate your employment with the Company or its subsidiaries without the prior written consent of the Parent.

         3. Withholding and Deductions. The Company and the Parent will withhold and deposit all federal, state and local income and employment taxes that are owed with respect to all amounts paid or benefits provided to or for you by the Company, the Parent or any affiliate pursuant to this Agreement. You, the Company and the Parent agree that none of the payments and benefits payable or provided to you or for your benefit in connection with the Merger are expected to constitute "excess parachute payment" within the meaning of Section 280G of the Code. In the event that any amounts payable or benefits provided hereunder would be or become subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, such amounts and benefits shall be treated in the manner set forth under Section 6 of the Company Agreement, the provisions of which you and the Parent expressly assume under and in accordance with the terms of this Agreement. You hereby agree to report any amounts paid or benefits provided under this Agreement for purposes of Federal, state and local income, employment and excise taxes in a manner consistent with the manner in which the Parent reports any such amounts or benefits for purposes of Federal, state and local income, employment and excise taxes and that you shall cooperate with the Parent in good faith in connection with any valuation of the restrictions and obligations under this Agreement.

         4. Successors. This Agreement is personal to you and without the prior written consent of the Parent shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company, the Parent and their successors and assigns.

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         5.       Waiver. Failure of the Parent to demand strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any such term, covenant or condition on any occasion or multiple occasions be deemed a waiver or relinquishment of such term, covenant or condition.

         6. Governing Law and Jurisdiction. The Agreement is governed by and construed under the laws of the State of Delaware, without regard to conflict of laws rules. You, the Company and the Parent (a) hereby consent to submit to the exclusive personal jurisdiction of any Federal court located in the State of Connecticut or any court of the State of Connecticut in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and (b) hereby waive any right to challenge jurisdiction or venue in such courts with regard to any suit, action, or proceeding under or in connection with the Agreement. Each party to this Agreement also hereby waives any right to trial by jury in connection with any suit, action, or proceeding under or in connection with this Agreement.

         7. Entire and Final Agreement. This Agreement shall supersede any and all prior oral or written representations, understandings and agreements of the parties with respect to their employment relationship (including, but not limited to all correspondence, memoranda and term sheets and the Prior Agreements), and it contains the entire agreement of the parties with respect to those matters. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Once signed by the parties hereto, no provision of this Agreement may be modified or amended unless agreed to in a writing, signed by you and a duly authorized officer of the Company and the Parent.

         8. Assignment. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by you. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by the Company or the Parent without your prior written consent, to a person or entity other than an affiliate or parent entity of the Company or the Parent, or their successors or assigns; provided, however, that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company or the Parent with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company or the Parent hereunder.

         9. Section Headings. The section headings contained in this Agreement are inserted for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

         10. Notices. All notices required by this Agreement shall be sent in writing and delivered by one party to the other by overnight express mail to the following persons and addresses:

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         If to the Company:

         FirstFed America Bancorp, Inc.
         One FirstFed Park
         Swansea, Massachusetts  02777
         Telecopy No.: (508) 235-1800
         Attention: Robert F. Stoico

         With a copy to the Parent.

         If to the Parent:

         Webster Financial Corporation
         Webster Plaza
         Waterbury, Connecticut  06702
         Attention: Harriet Wolfe, Executive Vice President, General Counsel and Secretary
         Telecopy No.: (203) 755-5539

         If to you:

         At the most recent address on file at the Company.

         11. Execution in Counterparts. This Agreement may be executed by the parties hereto in counterparts, and each of which shall be considered an original for all purposes.

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                  If the foregoing is satisfactory, please so indicate by
signing and returning to the Company and the Parent and the enclosed copy of this letter whereupon this will constitute our agreement on the subject.

                                       WEBSTER FINANCIAL CORPORATION

                                       By:____________________________
                                       Name: James C. Smith, Chairman & Chief
                                             Executive Officer
                                       Date:________________

                                       FIRSTFED AMERICA BANCORP, INC.

                                       By:____________________________
                                       Name:
                                       Date:________________

                                       FIRST FEDERAL SAVINGS BANK OF AMERICA

                                       By:____________________________
                                       Name:
                                       Date:________________

ACCEPTED AND AGREED TO:

____________________________
Kevin J. McGillicuddy
Date:______________

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                                    EXHIBIT A

Effective Date Payment:                $1,028,516

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